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Exhibit 99


FOR IMMEDIATE RELEASE
  August 20, 1998

  Contact:

  David Redmond
  or
  Charles O'Neill
  PharMerica
  (800) 237-7676

  PHARMERICA ACQUIRES NATIONAL INSTITUTIONAL
  PHARMACEUTICAL SERVICES INC. FROM INTEGRATED HEALTH
  SERVICES

  Acquisition Will Add Approximately 14,500 Beds and Expand Network to 41 States

  TAMPA, Fla., Aug. 20, 1998 - PharMerica (Nasdaq: DOSE), one of the nation's leading providers of pharmacy services, is expanding its pharmacy network to include three new states and more than 14,500 beds with the acquisition today of National Institutional Pharmaceutical Services Inc. (NIPSI) in Albuquerque, N.M., reported C. Arnold Renschler, M.D., president, chairman and chief executive officer of PharMerica. Terms of the acquisition were not disclosed.

  NIPSI, an institutional pharmacy, is being acquired from Integrated Health Services (IHS), which has 32 pharmacies in 10 states, including nine long-term care pharmacies and 23 in-house hospital pharmacies. The acquisition of NIPSI expands PharMerica's pharmacy network to 41 states and further solidifies PharMerica's preferred providerrelationship with IHS.

  "The consummation of our agreement to acquire NIPSI from IHS supports our strategy of targeting larger, more-impactful transactions," said Renschler. "In addition to improving our geographic coverage and operating benefits by acquiring this high-quality pharmacy, the transaction provides an entrance into two growing rehabilitation markets, Nevada and New Mexico, enhances our opportunity to provide drug services and infusion therapy in those two markets and provides access to the specialty hospital business."

  PharMerica is one of the nation's foremost providers of quality, cost-effective pharmacy products and services to the long-term care, assisted living, subacute and skilled nursing industries (servicing approximately 381,000 beds), as well as online pharmacy (serving approximately 165,000 patients) and mail-service workers' compensation (serving approximately 82,000 patients), including the catastrophically injured population.




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  Headquartered in Tampa, Fla., PharMerica operates more than 160 pharmacy facilities located in 37 states. The company was created by the combination of Capstone Pharmacy Services and Pharmacy Corporation of America in December 1997. For more information about PharMerica, please call 1-800-237-7676, ext. 6788, or visit PharMerica's corporate site at www.pharmerica.com.

  This release involves forward-looking statements with respect to acquisition prospects, development of preferred provider relationships, and other plans and expectations on the part of the company. The accuracy of these statements involves a number of risks and uncertainties, including but not limited to the availability of acquisition prospects and financing for such prospects, changing economic and market conditions that would impact such prospects or financing related thereto, changes in governmental reimbursement regulations and laws that could impair or hinder the entering into of strategic alliances of preferred provider agreements, as well as other risk factors detailed in the company's Securities and Exchange Commission finding, to which recipients of this release are referred for additional information concerning the company and its prospects.